Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2015 by and between LightBeam Electric Company, a Delaware corporation (the “Company”) on behalf of itself and any of its subsidiaries, affiliates and related entities, and Dana Griffith (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”). Certain capitalized terms are defined in Section 28.

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as an Executive Vice President – Chief Operating Officer of the Company, and the Executive desires to be so employed, pursuant to the terms of this Agreement.

WHEREAS, the Parties previously entered into an Employment Agreement, dated October 6, 2014 (the “Prior Agreement”), and the Parties desire to amend and restate the Prior Agreement to revise the position and duties of the Executive, as specified herein.

WHEREAS, the Parties intend that this Agreement shall supersede the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment

(a) The Company will employ the Executive, and the Executive will be employed by the Company, upon the terms and conditions set forth herein.

(b) The employment relationship hereunder between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Conduct, as and when in effect, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Employment Term. Subject to termination under Section 9, the Executive’s Employment Term hereunder shall be for the period commencing on the closing date of an IPO (the “Effective Date”) and shall continue through first anniversary of the Effective Date. The term of this Agreement shall automatically renew for periods of one-year, unless either Party gives written notice to the other Party at least 30 days prior to the end of the then existing term or at least 30 days prior to the end of any one-year renewal period that the term of the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Agreement terminates in accordance with this Section 2 or upon termination of employment in accordance with Section 9 below is referred to herein as the “Employment Term.” The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 30 days prior to the effective date of such termination.

3. Position and Duties of the Executive.

(a) The Executive shall serve as Executive Vice President – Chief Operating Officer of the Company and shall have such duties and authority consistent with such position as are customary for the position of an executive vice president and chief operating officer of a company of the size and nature of the business of the Company, and as may be assigned by the Chief Executive Officer of the Company (the “CEO”), from time to time. The Executive agrees to serve as an officer and/or be an employee of any Subsidiary as may be reasonably requested from time to time by the CEO. In such capacity, the Executive shall report to the CEO.

(b) During the Employment Term, the Executive shall, except as may from time to time otherwise be agreed to in writing by the Company, during reasonable vacations (as set forth in Section 7 hereof) and authorized leave, and as may from time to time otherwise be permitted pursuant to Section 3(c), devote his best efforts, full attention and energies during his normal working time to the business of the Company and such duties and responsibilities commensurate with Executive’s position and duties as set forth in Section 3(a), in each case, within the framework of the Company’s policies and objectives.

(c) During the Employment Term, and provided that such activities do not contravene the provisions of Section 3(a) or Sections 10, 11 or 12 hereof and, provided further, the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs, manage his personal investments, and, subject to the prior approval of the CEO serve as a member of the governing board of any such organization or any private or public for-profit company.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $250,000 (the “Base Salary”), which Base Salary shall be payable at the times and in the manner consistent with the Company’s general policies regarding payment of salary to the Company’s senior executives. The Base Salary will be reviewed periodically by the CEO and may be adjusted from time to time in the CEO’s sole discretion.

(b) Incentive Compensation. The Executive will be eligible to participate in any discretionary bonus, short-term and long-term cash incentive compensation plans and such other management incentive programs or arrangements of the Company approved by the Board of Directors (the “Board”) that are generally available to the Company’s senior executives. During the Employment Term, the Executive shall be eligible to receive an annual discretionary bonus of up to 100% of his Base Salary, subject to the terms of the applicable plan, program or arrangement. Except as otherwise provided in this Agreement, incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements and the documents evidencing the grant of awards thereunder. Incentive compensation, if earned, shall be paid when incentive compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements. Pursuant to the Company’s applicable incentive compensation plans as in effect from time to time, the Executive’s incentive compensation during the Employment Term may be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Code.

(c) Equity Compensation.

(i) The Executive shall be eligible to participate in such equity incentive compensation plans and programs as the Company generally provides to its senior executives, in accordance with the terms and conditions of the applicable plans, programs and arrangements and the documents evidencing the grant of awards thereunder. During the Employment Term, the Compensation Committee may, in its sole discretion, grant equity awards to the Executive, which would be subject to the terms of the award agreements evidencing such grants and the applicable plan or program.

(ii) In connection with the closing of the IPO and effective on the Effective Date, the Company will grant the Executive a number of fully vested shares of Common Stock equal to 1.5% of the total shares of Common Stock, measured immediately after the issuance of Common Stock to participants contributing assets to the Company, such assets being contributed immediately prior to the issuance of shares of Common Stock to the public in the IPO (the “Stock Grant”). The Stock Grant is subject to dilution in connection with the issuance of shares of Common Stock to the public in the IPO, and thereafter, whether as a result of the issuance of shares to the public in the IPO, to investors to raise capital, to new or additional participants, to executives, or for any other reason. The Executive will be responsible for making arrangements to pay the Company the applicable tax withholding required to be withheld in connection with the Stock Grant.

(iii) In addition, the Company will grant the Executive an additional 0.5% of the total shares of Common Stock (with such percentage based on the total number of shares of Common Stock, measured immediately after the issuance of Common Stock to participants contributing assets to the Company, such assets being contributed immediately prior to the issuance of shares of Common Stock to the public in the IPO) on the first anniversary of the Effective Date, provided the Executive is employed on such date and has not given the

Company a notice of termination and the Company has not given the Executive a notice of termination prior to such date (“Follow-On Grant”). The number of shares of Common Stock subject to the Follow-On Grant is subject to dilution in connection with the issuance of shares of Common Stock to the public in the IPO, and thereafter, whether as a result of the issuance of shares to the public in the IPO, to investors to raise capital, to new or additional participants, to executives, or for any other reason. The Follow-On Grant will be fully vested as of the date of grant and the Executive will be responsible for making arrangements to pay the Company the applicable tax withholding required to be withheld in connection with the Follow-On Grant.

5. Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s group health, major medical, life insurance, long and short-term disability, vision, dental, retirement, savings and employee benefit plans, programs and arrangements, if any, pursuant to their respective terms and conditions (the “Employee Plans”). Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any Employee Plan from time to time after the Effective Date.

6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s expense reimbursement policy applicable to senior executives of the Company, as may be amended from time to time, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

7. Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company’s vacation policy at a minimum of four (4) weeks vacation per calendar year, in accordance with the Company’s policy generally applicable to senior executives.

8. Place of Performance. The Executive’s place of work, subject to reasonable and necessary travel requirements, shall be the offices of the Company located in San Francisco, California.

9. Termination.

(a) Termination by the Company for Cause or Resignation by the Executive without Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns without Good Reason, the Executive shall not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation except for the right to receive accrued but unpaid cash compensation and vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(b) Termination by the Company without Cause or Resignation by the Executive for Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause or the Executive terminates for Good Reason and such termination constitutes a Separation from Service, the Executive shall be entitled to receive from the Company: (1) the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law, and (2) conditioned upon the Executive executing a Release within the Release Consideration Period and delivering it to the Company with the Release Revocation Period expired without revocation, and in lieu of any payments due under any severance plan or program for employees or executives, the following:

(i) periodic payments in an aggregate amount equal to one times his Base Salary in effect prior to the termination of his employment (or, if termination occurs for Good Reason based on a reduction of Base Salary, his Base Salary in effect immediately before such reduction), which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive on the date of this Agreement for the Payment Period except that (A) if the Release Consideration and Revocation Period ends on or after December 15th of the calendar year of the Executive’s Separation from Service, such installments that are otherwise payable in the calendar year of the Executive’s Separation from Service shall be paid in a lump sum on the first business day of the following calendar year or (B) if the Executive is a Specified Employee, with respect to any amount payable by reason of the Separation from Service that constitutes deferred compensation within the meaning of Section 409A of the Code, such installments shall not commence until after the end of the six continuous month period following the date of the Executive’s Separation from Service, in which case, the Executive shall be paid a lump-sum cash payment equal to the aggregate amount of missed installments during such period on the first day of the seventh month following the date of the Executive’s Separation from Service; and

(ii) provided that the Executive timely elects continuation coverage under Section 4980B of the Code, continued participation at the Executive’s sole cost in the Company’s group health plans at then-existing participation and coverage levels for the Payment Period, in accordance with Section 409A of the Code, comparable to the terms in effect from time to time for the Company’s senior executives, but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month commencing during the Payment Period, and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage, except that (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; and (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(ii) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer.

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not executed the Release and delivered it to the Company within the Release Consideration Period, or has revoked the executed Release within the Release Revocation Period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b).

(c) Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment will terminate and the Executive’s beneficiary or if none, the Executive’s estate, shall be entitled to receive from the Company the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(d) Termination by Disability. If the Executive becomes Disabled prior to the expiration of the Employment Term, the Executive’s employment will terminate, and provided that such termination constitutes a Separation from Service, the Executive shall be entitled to receive from the Company the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(e) No Mitigation Obligation. No amounts paid under Section 9 will be reduced by any earnings that the Executive may receive from any other source, except that the Executive’s coverage under the Company’s medical, dental and vision plans will terminate as of the date that the Executive is eligible for comparable benefits from a new employer. The Executive shall notify the Company within 30 days after becoming eligible for coverage of any such benefits.

(f) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits not otherwise already earned hereunder shall be forfeited to the extent of any amounts payable after any breach of Section 10, 11, 12 or 14 by the Executive.

10. Confidential Information; Statements to Third Parties.

(a) During the Employment Term and on a permanent basis upon and following termination of the Executive’s employment, the Executive acknowledges that all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) and whether compiled or created by the Company, any of its Subsidiaries or any of its affiliates (entities or ventures in which the Company, directly or indirectly, has an ownership interest of 10% or more or which has an ownership interest of 10% or more in the Company) (collectively, the “Confidentiality Group”) of a proprietary, private, secret or confidential nature (including, without exception, products, processes, methods, techniques, formulas, compositions, projects, developments, sales strategies, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), and contacts at or knowledge of customers or prospective customers) concerning the Confidentiality Group’s business, business relationships or financial affairs, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information (collectively, “Proprietary Information”) shall be the exclusive property of the Confidentiality Group. The Executive further acknowledges and agrees that he will take all affirmative steps as reasonably necessary or requested by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

(b) All materials or copies thereof and all tangible things and other property of the Confidentiality Group that embody or represent Proprietary Information in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned them) in good condition, on or before five business days subsequent to the earlier of: (i) a request by the Company or (ii) the Executive’s termination of employment for any reason. To the extent that Executive makes use of his own personal computing devices (e.g., PDA, laptop, thumb drives, etc.) during the Employment Term, upon termination of the Employment Term or at any earlier time if requested by the Company, Executive will deliver such personal computing devices to the Company for review and permit the Company to delete all Proprietary Information from such personal computing devices.

(c) The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10(a) and 10(b) above, and his obligation to return materials and tangible property, set forth in Section 10(b) above, also extends to such types of information, materials and tangible property of customers of the Confidentiality Group, consultants for the Confidentiality Group, suppliers to the Confidentiality Group, or other third parties who may have disclosed or entrusted the same to the Confidentiality Group or to the Executive.

(d) Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Confidentiality Group has become, through no fault of the Executive or any third party, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any Proprietary Information, the Executive will promptly notify the

Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required to be disclosed, and the Executive will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information.

(e) During the Employment Term and following his termination of employment:

(i) Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director;

(ii) the Company shall direct its officers and directors to refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive; provided, however, that the foregoing shall not prohibit the Company from complying with its policies regarding public statements with respect to the Executive, or otherwise complying with applicable law, and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

(iii) nothing herein precludes honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities or otherwise complying with applicable law.

11. Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he shall not individually or in cooperation with any other person or entity do or suffer any of the following:

(a) solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company, any of its Subsidiaries or any of its affiliates (entities or ventures in which the Company, directly or indirectly, has an ownership interest of 10% or more) (collectively, the “Company Group”) to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

(b) induce any person who is an employee, officer or agent of the Company Group to terminate such relationship;

(c) use Company trade secrets to solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the one year period prior to termination of the Executive’s employment; or

(d) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner without prior written consent of the Board.

(e) For purposes of this Section 11 the term “solicit or persuade” includes, but is not limited to, directly or indirectly (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or compensation to encourage an employee of the Company Group to terminate his employment, and (iii) initiating communications with any person or entity relating to a possible change in control of the Company.

(f) Notwithstanding anything to the contrary contained herein, neither any action taken by the Executive in the ordinary course of carrying out his duties under this Agreement nor the Executive’s response to an unsolicited request for an employment reference regarding any former employee of the Company Group shall be a violation of this Section 11.

12. Developments. The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business, and which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”). The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right, and to cooperate fully with the Company and do all things that the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development. This Section 12 shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development. As provided in California Labor Code Section 2870 (as presently codified), the Executive understands that this Agreement does not apply to any Development of his for which no equipment, supplies, facilities or trade secret information of Company was used and which was developed entirely on his own time, unless (a) the Development relates at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of Company; or (b) the Development results from any work the Executive performed for Company.

13. Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11 and 12 are reasonable under the circumstances, agree that the covenant in Section 11(c) is intended to protect the Company’s trade secrets, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Parties acknowledge and agree that the remedy at law available to the Parties for breach of this Agreement, including any of the Executive’s obligations under Sections 10, 11 and 12, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Parties acknowledge, consent and agree that, in addition to any other rights or remedies that the Parties may have at law, in equity or under this Agreement, upon adequate proof of a Party’s violation of any provision of this Agreement, the other Party will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 13 or in any way affecting the right of the Parties to seek equitable remedies hereunder, in the event that the Executive materially and willfully breaches any of the provisions of Sections 10, 11 or 12 or engages in any activity that would constitute a material and willful breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12 or this Section 13 is not enforceable as a matter of law, then the Company may enforce forfeiture under Section 9(f) above and the Company’s obligation to pay any remaining severance compensation and benefits that has not already been paid to Executive pursuant to Section 9 shall be terminated.

14. Continued Availability and Cooperation.

(a) Following termination of the Executive’s employment, the Executive agrees that, consistent with the Executive’s business and personal affairs and his fiduciary duties to the Company, he will cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company (other than any litigation, administrative proceeding or investigation in which the Executive and the Company are opposing parties); provided, however, nothing in this Section 14 shall require the Executive to cooperate in such a way that would jeopardize his legal interest. Cooperation will include, but is not limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment.

15. Dispute Resolution.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party to the dispute shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by California law, a copy of which is attached as Exhibit and can be accessed at www.jamsadr.com/rules-employment-arbitration. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties in San Francisco, California, unless the Parties agree otherwise.

(b) The Company will bear the forum fees required by JAMS, and the Executive shall not be required to pay any other fees in excess of those he would be required to pay in a court proceeding.

(c) The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

(d) Notwithstanding the foregoing, with respect to any claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 10, 11, 12 and 13 of this Agreement either Party may, at their respective discretion, seek relief in aid of arbitration in a court of competent jurisdiction.

16. Other Agreements. The Parties agree that this Agreement shall supersede any prior agreements (other than the agreements evidencing any grants of equity awards) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, including the Prior Agreement and any other agreements that have been made by either Party which are not expressly set forth in this Agreement. Each Party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of such Party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either Party.

17. Withholding of Taxes. The Company will withhold from any amounts payable by it under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. The Executive shall bear all expense of, and be solely responsible for, all federal, state, city and other taxes due with respect to any payment received under this Agreement.

18. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except that the Company may assign and transfer this Agreement and delegate its duties thereunder to a wholly owned Subsidiary.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 18(a) and 18(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 18(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

19. Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

20. Governing Law and Choice of Forum.

(a) This Agreement will be construed and enforced according to the laws of the State of California, without giving effect to the conflict of laws principles thereof.

(b) To the extent not otherwise provided for by Section 15 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in San Francisco, California, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each Party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Executive and the Company each hereby expressly waives any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

21. Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

22. Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 17, 21 and 25 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment.

23. Representations and Acknowledgements.

(a) The Executive hereby represents that, except as he has disclosed to the Company, he is not subject to any restriction on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer.

(b) The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with the Company, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer not included in the Company Group or others.

(c) The Executive agrees that incentive compensation will be subject to any compensation clawback, recoupment and stock ownership policies that may be applicable generally to senior executives of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

24. Compliance with Code Section 409A. With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement or provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement.

25. Amendment; Waiver. Except as otherwise provided herein, this Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Parties hereto. Any waiver shall be in writing and signed by the Party against whom such waiver is sought. No waiver by either Party at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

27. Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

28. Defined Terms.

(a) “Agreement” has the meaning set forth in the preamble.

(b) “Base Salary” has the meaning set forth in Section 4(a).

(c) “Board” has the meaning set forth in Section 4(b).

(d) “Cause” shall mean:

(i) any act or omission constituting a material and intentional breach by the Executive of any provisions of this Agreement after notice is delivered by the Company that identifies the manner in which the breach occurred, if within 30 days of such notice, the Executive fails to cure any such failure capable of being cured;

(ii) the continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

(iii) any misconduct that is materially injurious to the Company or any Subsidiary, or that the Company determines may be materially injurious to the Company, financial or otherwise, including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(iv) the conviction (or plea of no contest) of the Executive for any felony or the indictment of the Executive for any felony including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(v) the commission of any intentional or knowing violation of any antifraud provision of the federal or state securities laws;

(vi) there is a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses) which commission is materially inimical to the interests of the Company or any Subsidiary, whether for his personal benefit or in connection with his duties for the Company or any Subsidiary;

(vii) current alcohol or prescription drug abuse affecting work performance;

(viii) current illegal use of drugs; or

(ix) violation of the Company’s Code of Conduct, with written notice of termination by the Company for Cause in each case provided under this Section 28(d).

(e) “CEO” has the meaning set forth in Section 3(a).

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(g) “Common Stock” means common stock of the Company.

(h) “Company” has the meaning set forth in the preamble.

(i) “Company Group” has the meaning set forth in Section 11(a).

(j) “Compensation Committee” means the Compensation Committee of the Board.

(k) “Confidentiality Group” has the meaning set forth in Section 10(a).

(1) “Developments” has the meaning set forth in Section 12(a).

(m) “Disability” or “Disabled” shall mean:

(i) the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; and, further,

(ii) the Executive becomes eligible to receive benefits under the LTD Plan;

provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. The costs of such qualified medical doctor shall be paid for by the Company.

(n) “Effective Date” has the meaning set forth in Section 2.

(o) “Employee Plans” has the meaning set forth in Section 5.

(p) “Employment Term” has the meaning set forth in Section 2.

(q) “Executive” has the meaning set forth in the preamble.

(r) “Good Reason” means the occurrence of any of the following without the Executive’s written consent, unless within 30 days of the Executive’s written notice of termination of employment for Good Reason, the Company cures any such occurrence:

(i) a material reduction in the Executive’s duties, authorities and responsibilities;

(ii) the Company’s material breach of this Agreement;

(iii) a material reduction in the Executive’s Base Salary, except for across-the-board reductions generally applicable to all senior executives; or

(iv) a material relocation of the Executive’s principal place of work, which for purposes of this Agreement means a relocation of more than 50 miles from the location as of the Effective Date.

Any occurrence of Good Reason shall be deemed to be waived by the Executive unless the Executive provides the Company written notice of termination of employment for Good Reason within 90 days of the event giving rise to Good Reason.

(s) “IPO” means the first sale of equity securities issued by the Company, which sale is registered under the Securities Act, and which securities are listed on a National Securities Exchange.

(t) “JAMS” has the meaning set forth in Section 15.

(u) “National Securities Exchange” means a securities exchange described in

Section 18(b)(1) of the Securities Act.

(v) “Parties” has the meaning set forth in the preamble.

(w) “Party” has the meaning set forth in the preamble.

(x) “Payment Period” means the period of 12 continuous months, as measured from the Executive’s Separation from Service.

(y) “Proprietary Information” has the meaning set forth in Section 10(a)(i).

(z) “Release” means a release of claims by the Executive in connection with the payment of benefits under this Agreement in a form acceptable to the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit).

(aa) “Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

(bb) “Release Consideration Period” means the period of time pursuant to the terms of the Release afforded the Executive to consider whether to sign it.

(cc) “Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by the Executive.

(dd) “Restricted Period” means the 12-month period following the Executive’s date of termination of employment with the Company for any reason.

(ee) “Securities Act” means the Securities Act of 1933.

(ft) “Separation from Service” means “separation from service” from the Company and its subsidiaries as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which the Executive’s level of services to the Company decreases to 21 percent or less of the average level of services performed by the Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Executive provided prior to such date or that the Company and the Executive reasonably anticipate the Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether the Executive has had a Separation from Service, the term “Company” shall mean the Company and any affiliate with which the Company would be considered a single employer under Section 414(b) or 414(e) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of such definition of “Company” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

(gg) “Specified Employee” shall mean an executive who is a “specified employee” for purposes of Section 409A of the Code, as administratively determined by the Board in accordance with the guidance and Treasury regulations issued under Section 409A of the Code.

(hh) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest. Notwithstanding the foregoing, for purposes of Section 3(a), “Subsidiary” shall mean any affiliate with which the Company would be considered a single employer as described in the definition of Separation from Service.

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

LIGHTBEAM ELECTRIC

By:	/s/ James Lavelle

Name:	James Lavelle

Title:	Chairman and CEO

/s/ Dana Griffith
Dana Griffith